Exhibit 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions

Contact:	Brian P. Campbell	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 129
KAYDON CORPORATION REPORTS
THIRD QUARTER 2005 RESULTS
Ann Arbor, Michigan — October 31, 2005
     Kaydon Corporation (NYSE:KDN) today announced financial results for the third quarter ended October 1, 2005. Sales of continuing operations were up 17.6 percent, after tax income from continuing operations increased 38.8 percent and diluted earnings per share from continuing operations were up 35.7 percent, to $.38, versus the comparable period last year.
     Brian P. Campbell, Kaydon’s President and Chief Executive Officer commented, “Overall, the fundamentals of our business are strong. We are pleased with our order intake during the quarter, and with the quarter-end backlog, reflecting strong demand in key markets. Certain issues that affected first half profitability, namely operating inefficiencies related to new programs for military and wind power applications, shifting product mix and higher material costs, are continuing to be addressed through price increases and capacity initiatives.”
Highlights — Continuing Operations – Third Quarter 2005 compared with Third Quarter 2004
•	Sales, including recent acquisitions, increased 17.6 percent, to $85.9 million, on strengthened demand across most key product lines.

•	After tax income increased 38.8 percent to $11.6 million.

•	Diluted earnings per share increased 35.7 percent to $.38.

•	Order entry increased 16.9 percent to $87.5 million, reflecting continued strength in the manufacturing economy.

•	Quarter-end backlog increased 41.3 percent to $127.2 million.

•	EBITDA, a non-GAAP measure, increased 21.1 percent to $21.5 million, equal to 25.0 percent of sales, and covered interest expense by 9.0 times.

•	Cash and cash equivalents equaled $321.7 million at the end of the third quarter.
     As previously disclosed, on July 26, 2005 Kaydon Corporation sold its Power and Data Transmission Products Group for $72.4 million cash, subject to post-closing purchase price adjustments. The sale resulted in a pre-tax gain of $41.0 million, or $.73 per share on a diluted basis after tax, which is being reported as a component of income from discontinued operations.
     In commenting further, Mr. Campbell stated, “We are pleased with our third quarter results and we expect the favorable third quarter order and backlog trends to continue into the fourth quarter. In addition we have a highly liquid balance sheet, which, when combined with other available financial resources, provides us an important resource to drive strategic growth and diversification.”
Additional Data on Third Quarter and Year-To-Date Results
     Third quarter 2005 sales of continuing operations of $85.9 million increased 17.6 percent compared to sales of continuing operations of $73.0 million in 2004’s third quarter. Increased sales across most of the Company’s product lines, including specialty bearings, split roller bearings, and linear deceleration and sealing products, along with incremental sales of $5.0 million from recent acquisitions were only partially offset by decreases totaling $1.4 million related to lower demand for specialty metal alloys, a decrease in demand for specialty ball products, and reduced sales of metal forming equipment. Third quarter 2005 sales of continuing operations were 9.1 percent lower than sales generated during this year’s second quarter due to seasonal sales patterns.
     Gross profit from continuing operations equaled $32.3 million or 37.7 percent of sales during the third quarter of 2005 as compared to $29.5 million or 40.4 percent of sales during the third quarter of 2004. Third quarter 2004 results were favorably impacted by $2.0 million of inventory revaluations, while this year’s third quarter was negatively affected by $0.5 million of net inventory adjustments. Similar to this year’s first half, the third quarter gross margin continued to be affected by increases in material costs, and a shift in product mix, particularly in the specialty bearings business. Increases in material costs include both higher, but moderating, prices for raw material and increased process outsourcing resulting from higher sales levels from new product programs. However, during the third quarter of 2005 certain selling price increases were initiated, partially offsetting higher raw material costs. In addition, recent capacity increases reduced the amount of required outsourcing.
     Selling, general, and administrative (“SG&A”) expenses of continuing operations equaled $14.9 million, or 17.4 percent of sales, during the third quarter of 2005 as compared to $15.0 million, or 20.6 percent of sales, during the third quarter of 2004. Due diligence expenses related to acquisition initiatives and costs associated with Sarbanes-

Oxley compliance declined $1.4 million when compared to the third quarter of 2004. These decreases were offset by increased SG&A costs caused by higher sales volumes and additional amortization costs associated with recent acquisitions.
     Operating income from continuing operations increased 20.4 percent from $14.5 million in the third quarter of 2004 to $17.4 million. Third quarter 2005 operating margin of 20.3 percent was 50 basis points higher than last year’s third quarter operating margin.
     As a result of higher investment interest rates and higher cash and cash equivalent balances, interest income earned increased to $2.4 million during this year’s third quarter, compared with $1.0 million during last year’s third quarter.
     Primarily due to reduced taxes on foreign earnings and remittances, additional deductions available for the first time under the American Jobs Creation Act of 2004, and an increase in the U.S. federal tax benefit of the Extraterritorial Income Exclusion, the effective tax rate for the third quarter of 2005 for continuing operations was 33.3 percent, compared with 36.0 percent for the third quarter of 2004. The Company expects the effective tax rate for continuing operations for the full year 2005 to be approximately 35.0 percent, as compared with 36.0 percent for 2004.
     Income from continuing operations for the third quarter 2005 was $11.6 million or $.38 per common share on a diluted basis, based on 34.7 million common shares outstanding. During the third quarter 2004 Kaydon generated income from continuing operations of $8.4 million or $.28 per common share on a diluted basis, based on 34.8 million common shares outstanding.
     Income from discontinued operations for the third quarter of 2005 equaled $25.5 million, including the after tax gain of $25.4 million on the sale of the Power and Data Transmission Products Group. Diluted earnings per share from discontinued operations for the third quarter 2005 were $.74, based on 34.7 million common shares outstanding.
     Including discontinued operations, net income for the third quarter of 2005 equaled $37.2 million resulting in diluted earnings per share of $1.12.
     Reflecting increased orders for specialty bearings, including new program introductions, continued strength in the manufacturing economy, and aided by recent acquisitions, order entry of continuing operations during the third quarter of 2005 equaled $87.5 million, an increase of 16.9 percent compared to the third quarter of 2004. Backlog equaled $127.2 million at the end of the third quarter 2005, a 41.3 percent increase compared to a backlog of continuing operations of $90.0 million at the end of the third quarter 2004. Historically, approximately half of the backlog is shippable in the succeeding quarter and substantially all of the remainder is shippable within one year.
     Net cash flow from operating activities of continuing operations during the third quarter 2005 equaled $13.0 million, compared to third quarter 2004 cash flow from operations of $11.4 million, primarily as a result of increased net income. During the third quarter 2005, the Company sold its Power and Data Transmission Products Group for $72.4 million, subject to post-closing adjustments, paid common stock dividends of $3.4 million, and invested $1.6 million in net capital expenditures. The Company’s cash and cash equivalents equaled $321.7 million at October 1, 2005.
     Depreciation and amortization of continuing operations equaled $4.1 million during the third quarter of 2005, compared to $3.3 million during the comparable period last year, due principally to the increased amortization of intangible assets associated with recent acquisitions.
     EBITDA, or earnings before interest, taxes, depreciation and amortization, from continuing operations, a non-GAAP measure, equaled $21.5 million during the third quarter 2005, as compared to $17.7 million during the third quarter 2004, and covered third quarter interest expense by 9.0 times. For the first three quarters ended October 1, 2005, EBITDA from continuing operations totaled $62.9 million, as compared to $56.5 million during the first three quarters of 2004, and covered interest expense by 8.7 times. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Sales of continuing operations during the first three quarters of 2005 increased $40.4 million, or 18.0 percent, to $264.9 million, compared with the first three quarters of 2004. Recent acquisitions accounted for $16.2 million of the increase. Gross profit from continuing operations for the first three quarters equaled $101.9 million, or 38.4 percent of sales, as compared to $91.3 million, or 40.7 percent of sales, for the comparable period last year. SG&A expenses of continuing operations equaled $51.2 million, or 19.3 percent of sales, during the first three quarters of 2005 as compared to $44.6 million, or 19.9 percent of sales, during the first three quarters of 2004. Operating income from continuing operations during the first three quarters of 2005 increased $3.9 million, or 8.4 percent, to $50.6 million. As a result of higher investment interest rates and higher cash and cash equivalent balances, interest income earned increased to $5.7 million during the first three quarters of 2005, compared with $2.6 million during last year’s first three quarters. The effective tax rate for the first three quarters of 2005 equaled 34.6 percent, compared with 36.0 percent last year. Income and diluted earnings per share from continuing operations were up 19.1 percent and 17.8 percent, respectively, compared with the first three quarters of 2004.
     Order entry of continuing operations during the first three quarters of 2005 equaled $285.6 million, an increase of 22.3 percent compared to the first three quarters of 2004.
Segment Discussion
     During the third quarter of 2005, sales of the Friction and Motion Control Products segment increased $7.5 million or 18.4 percent, to $48.3 million, when compared with third quarter 2004. This segment benefited from increased demand for specialty bearings utilized in defense, heavy equipment, and wind power markets, and for split roller bearing products used globally in various industrial markets. These increases were partially offset by a decrease in demand for specialty balls. Operating income increased 14.3 percent, to $11.6 million. Third quarter 2004 results were favorably impacted by $1.2 million of inventory revaluations, compared with an unfavorable impact from net inventory adjustments of $0.2 million in this year’s third quarter. As in previous quarters this year, third quarter operating income continued to be affected by higher material costs, including both higher raw material pricing and the cost of outsourcing certain production processes associated with the ramp-up phase of several new product programs in the military and wind power markets. During the third quarter of 2005 certain selling price increases were initiated, partially offsetting higher raw material costs. During the quarter, capacity increases also reduced the amount of required outsourcing.
     Primarily as a result of the small product line acquisition completed late in the third quarter of 2004, third quarter 2005 sales of the Velocity Control Products segment increased $1.0 million or 8.0 percent, to $13.7 million, when compared with third quarter 2004. Segment operating income, affected by sales mix in 2005, equaled $3.2 million in both the third quarter of 2005 and 2004.
     Third quarter 2005 sales of the Sealing Products segment increased 7.4 percent, to $9.4 million when compared with the third quarter of 2004. Operating income in the third quarter of 2005 equaled $0.9 million, compared with operating income in last year’s third quarter of $2.6 million. 2004’s third quarter included the $0.9 million favorable affect of revaluing inventory standards, and the $0.6 million favorable affect of certain reserve adjustments.
     Up to the date of disposition, July 26, 2005, third quarter sales of the Power and Data Transmission Products Group were $2.2 million and operating income was $0.2 million. During the third quarter of 2004, sales were $10.3 million and operating income was $1.7 million. The Group’s operating income is being reported as a component of income from discontinued operations. The Power and Data Transmission Products Group has now been eliminated as a segment.
     Sales of the Company’s remaining businesses equaled $14.5 million during the third quarter of 2005, an increase from third quarter 2004 of $3.7 million. Sales from a recent acquisition were partially offset by a decrease in sales of metal forming equipment and a decrease in sales of specialty metal alloys. Operating income for these businesses, after $0.3 million of negative inventory adjustments, totaled $0.4 million in the third quarter of 2005 compared to $0.2 million in the third quarter of 2004.
     Information regarding the Company’s reportable segments for the third quarters of 2005 and 2004 can be found on the Kaydon Corporation website at: http://www.kaydon.com at the “Reportable Segment Information” icon.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.
# # #

     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a third quarter 2005 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-967-7185 and providing the following passcode number: 159357. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call via the Internet by logging on the web at the following address:
     https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrswnwzdvsnsxm or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “3Q 2005 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Monday, November 7, 2005 at 5:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 2528444.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     Certain statements in this press release are forward-looking within the meaning of the federal securities laws regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “intends,” “will,” “may,” “potential,” “expects,” “projects”, “approximately” and other similar expressions. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. While the Company believes any forward-looking statements made are reasonable, actual results could differ materially since the statements are based on the Company’s current expectations and are subject to risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending and future litigation and governmental proceedings, estimated legal costs, the estimated fair value of the Company’s assets, purchase price adjustments in sale contracts, the ultimate satisfaction of the Company’s debt obligations, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Third Quarter Ended				First Three Quarters Ended
	(unaudited)				(unaudited)
	October 1,		October 2,		October 1,		October 2,
	2005		2004		2005		2004
Net sales	$85,870,000		$73,014,000		$264,905,000		$224,510,000
Cost of sales	53,532,000		43,495,000		163,051,000		133,234,000

Gross profit	32,338,000		29,519,000		101,854,000		91,276,000
Selling, general, and administrative expenses	14,921,000		15,049,000		51,211,000		44,567,000

Operating income from continuing operations	17,417,000		14,470,000		50,643,000		46,709,000
Interest income	2,442,000		1,040,000		5,702,000		2,608,000
Interest expense	(2,389,000)		(2,397,000)		(7,203,000)		(7,190,000)

Income from continuing operations before income taxes	17,470,000		13,113,000		49,142,000		42,127,000
Provision for income taxes	5,825,000		4,721,000		17,020,000		15,166,000

Income from continuing operations	11,645,000		8,392,000		32,122,000		26,961,000
Income from discontinued operations (including in 2005 the gain on disposal of $41.0 million)	41,206,000		1,737,000		43,943,000		2,170,000
Provision for income taxes	15,667,000		625,000		16,584,000		781,000

Income from discontinued operations	25,539,000		1,112,000		27,359,000		1,389,000

Net income	$37,184,000		$9,504,000		$59,481,000		$28,350,000

Weighted average common shares outstanding
Basic	27,763,000		27,862,000		27,809,000		27,881,000
Diluted	34,663,000		34,779,000		34,726,000		34,793,000

Earnings per share — continuing operations
Basic	$0.42		$0.30		$1.16		$0.97
Diluted	$0.38	(1)	$0.28	(1)	$1.06	(1)	$0.90	(1)

Earnings per share — discontinued operations
Basic	$0.92		$0.04		$0.98		$0.05
Diluted	$0.74	(1)	$0.03	(1)	$0.79	(1)	$0.04	(1)

Earnings per share
Basic	$1.34		$0.34		$2.14		$1.02
Diluted	$1.12	(1)	$0.32	(1)	$1.84	(1)	$0.94	(1)

Dividends declared per share	$0.12		$0.12		$0.36		$0.36

(1)	Diluted earnings per common share calculations reflect the provisions of the final consensus of the Emerging Issues Task Force (EITF) on EITF 04-8, “The Effects of Contingently Convertible Instruments on Diluted Earnings per Share,” which states that the impact of contingently convertible instruments that are convertible into common stock upon the achievement of a specified market price of the issuer’s shares, such as the Company’s 4% Contingent Convertible Senior Subordinated Notes due 2023, should be included in diluted earnings per share computations regardless of whether or not the market price trigger has been met.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	October 1,	December 31,
	2005	2004
	(unaudited)
Assets:
Cash and cash equivalents	$321,671,000	$278,586,000
Accounts receivable, net	52,401,000	41,641,000
Inventories, net	53,327,000	49,303,000
Assets of discontinued operations	—	14,245,000
Other current assets	10,001,000	9,252,000

Total current assets	437,400,000	393,027,000

Plant and equipment, net	77,023,000	76,039,000

Goodwill, net	117,506,000	100,261,000
Other intangible assets, net	25,051,000	9,053,000
Assets of discontinued operations	—	23,250,000
Other assets	15,115,000	17,494,000

Total assets	$672,095,000	$619,124,000

Liabilities and Shareholders’ Equity:

Accounts payable	$14,609,000	$15,626,000
Liabilities of discontinued operations	—	3,632,000
Accrued expenses	43,380,000	24,438,000

Total current liabilities	57,989,000	43,696,000

Long-term debt	200,017,000	200,066,000
Liabilities of discontinued operations	—	139,000
Long-term liabilities	64,319,000	66,542,000

Total long-term liabilities	264,336,000	266,747,000

Shareholders’ equity	349,770,000	308,681,000

Total liabilities and shareholders’ equity	$672,095,000	$619,124,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Third Quarter Ended		First Three Quarters Ended
	(unaudited)		(unaudited)
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$37,184,000	$9,504,000	$59,481,000	$28,350,000
Adjustments to reconcile net income to net cash from operating activities:
Income from discontinued operations, net of tax	(25,539,000)	(1,112,000)	(27,359,000)	(1,389,000)
Depreciation and amortization	4,050,000	3,259,000	12,295,000	9,798,000
Deferred financing fees	387,000	393,000	1,173,000	1,181,000
Net change in receivables, inventories and trade payables	(2,285,000)	(1,581,000)	(13,412,000)	(9,498,000)
Net change in other assets and liabilities	(827,000)	984,000	(1,058,000)	4,930,000

Net cash from operating activities	12,970,000	11,447,000	31,120,000	33,372,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(1,628,000)	(1,878,000)	(6,843,000)	(6,630,000)
Acquisitions of businesses, net of cash acquired	—	(3,964,000)	(42,668,000)	(3,964,000)

Net cash used in investing activities	(1,628,000)	(5,842,000)	(49,511,000)	(10,594,000)

Cash flows from financing activities:
Cash dividends paid	(3,379,000)	(3,386,000)	(10,149,000)	(10,152,000)
Payments on debt	(16,000)	(15,000)	(46,000)	(75,000)
Proceeds from exercise of stock options	506,000	42,000	1,000,000	42,000
Purchase of treasury stock	—	(1,050,000)	(6,102,000)	(1,818,000)

Net cash used in financing activities	(2,889,000)	(4,409,000)	(15,297,000)	(12,003,000)

Effect of exchange rate changes on cash and cash equivalents	(16,000)	(296,000)	544,000	210,000
Proceeds from sale of discontinued operations	72,400,000	—	72,400,000	—
Cash from (used in) discontinued operations	639,000	(663,000)	3,829,000	2,607,000

Net increase in cash and cash equivalents	81,476,000	237,000	43,085,000	13,592,000

Cash and cash equivalents — Beginning of period	240,195,000	269,111,000	278,586,000	255,756,000

Cash and cash equivalents — End of period	$321,671,000	$269,348,000	$321,671,000	$269,348,000

Reportable Segment Information
(Amounts in thousands)

	Quarter Ended		First Three Quarters Ended
	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales

Friction and Motion Control Products
External customers	$48,284	$40,715	$143,641	$122,094
Intersegment	28	85	388	250

	48,312	40,800	144,029	122,344

Velocity Control Products
External customers	13,655	12,642	42,827	38,733
Intersegment	—	—	(1)	—

	13,655	12,642	42,826	38,733

Sealing Products
External customers	9,402	8,767	28,563	28,098
Intersegment	(8)	(20)	(55)	(65)

	9,394	8,747	28,508	28,033

Power and Data Transmission Products
External customers	2,245	10,384	22,399	26,710
Intersegment	(4)	(61)	(302)	(174)

	2,241	10,323	22,097	26,536

Other
External customers	14,525	10,829	49,572	35,411
Intersegment	(16)	(4)	(30)	(11)

	14,509	10,825	49,542	35,400

Total segment net sales	$88,111	$83,337	$287,002	$251,046

Net sales of discontinued operations	(2,241)	(10,323)	(22,097)	(26,536)

Total consolidated net sales	$85,870	$73,014	$264,905	$224,510

	Quarter Ended		First Three Quarters Ended
Operating income	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Friction and Motion Control Products	$11,598	$10,152	$34,882	$30,232
Velocity Control Products	3,197	3,174	10,372	10,571
Sealing Products	909	2,643	3,824	5,603
Power and Data Transmission Products	237	1,737	2,974	2,170
Other	367	247	3,302	1,030

Total segment operating income	16,308	17,953	55,354	49,606
State income tax provision included in segment operating income	466	289	1,250	842
Items not allocated to segment operating income	880	(2,035)	(2,987)	(1,569)
Interest expense	(2,389)	(2,397)	(7,203)	(7,190)
Interest income	2,442	1,040	5,702	2,608
Operating income from discontinued operations	(237)	(1,737)	(2,974)	(2,170)

Income from continuing operations before income taxes	$17,470	$13,113	$49,142	$42,127

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
Free cash flow (non-GAAP)
     from continuing operations

	Third Quarter Ended		First Three Quarters Ended
	October 1,	October 2,	October 1,	October 2,
	2005	2004	2005	2004
Net cash from operating activities (GAAP)	$12,970	$11,447	$31,120	$33,372
Capital expenditures	1,628	1,878	6,843	6,630

Free cash flow (non-GAAP)	$14,598	$13,325	$37,963	$40,002

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.
Earnings before interest, taxes, depreciation
     and amortization- EBITDA (non-GAAP)
     from continuing operations

	Third Quarter Ended		First Three Quarters Ended
	Oct. 1,	Oct. 2,	Oct. 1,	October 2,
	2005	2004	2005	2004
Net income (GAAP)	$11,645	$8,392	$32,122	$26,961
Net interest (income)/expense	(53)	1,357	1,501	4,582
Income tax expense	5,825	4,721	17,020	15,166
Depreciation and amortization	4,050	3,259	12,295	9,798

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$21,467	$17,729	$62,938	$56,507

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from continuing operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.